TII NETWORK TECHNOLOGIES
REPORTS FIRST QUARTER 2011 RESULTS

EDGEWOOD, NY – May 16, 2011 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported results of operations for the three months ended March 31, 2011.

Net sales for the three months ended March 31, 2011 were $14,976,000 compared to $7,743,000 for the comparable prior year period, an increase of $7,233,000 or 93%.  The sales growth was primarily due to sales from our Porta Copper Products Division acquired on May 19, 2010, and increased sales to existing customers.  Sales from the acquired Porta Copper Products Division were $6,193,000 during the three months ended March 31, 2011, accounting for 86% of the total sales increase for the three month period.

Operating income for the three months ended March 31, 2011 was $1,271,000 compared to $757,000 in the comparable prior year period, an increase of $514,000 or 68%.  The increase was primarily attributable to a $1,392,000 increase in gross profit as a result of the increase in sales, partially offset by an $878,000 increase in operating expenses, which was primarily attributable to additional salaries, benefits and other operating costs relating to the Porta Copper Products Division, in addition to an increase in product development expenses resulting from redesigning and qualifying certain of the Porta copper products.  However, operating expenses decreased as a percentage of sales to 22% for the three months ended March 31, 2011 from 31% for the three months ended March 31, 2010, as the costs of existing operations combined with the costs of acquired operations were absorbed over the significantly higher sales levels.

Net income for the three months ended March 31, 2011 was $790,000, or $0.05 per diluted share, compared to $463,000, or $0.03 per diluted share, for the same prior year period, an increase of $327,000.  The current quarter results include a tax provision of $423,000 compared to a tax provision of $300,000 in the same prior year period.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “The sales growth over the prior year’s comparable period was primarily due to the inclusion of sales from our Porta Copper Products Division acquisition that we made in the second quarter of 2010.  We also had growth in our pre-acquisition business.

As we previously reported, the run rate of Porta CPD sales will be lower in the remaining 2011 periods than in the comparable post-acquisition 2010 periods due to the increased orders we received from certain customers in 2010 to replenish their inventory that had been depleted prior to our acquisition.

In March of this year, we acquired F2O, which we now call Tii Fiber Optics.  We have recently moved this subsidiary’s operations into a new and larger facility, and it is performing better than projected.  We are receiving positive reactions from our customer base and continue to believe that our fiber optic products will experience solid growth.

Our increased inventory level results from our higher sales levels and resulting need to maintain additional inventory to accommodate fluctuations in the timing of anticipated orders from our customers versus supplier lead-time requirements.  As we go forward, we expect to minimize these fluctuations and anticipate that our inventory level will begin to decrease in the second quarter.

Though we have experienced a sequential reduction in sales, primarily due to our Porta copper products customers’ inventory replenishment issues, we continue to introduce new products into our expanding business base and believe that 2011 will be a strong year for Tii.”

About Tii Network Technologies, Inc.
Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the communications industry for use in their networks.  Our products are typically found in the Telco Central Office, outdoors in the service providers’ distribution network, at the interface where the service providers’ network connects to the users’ network, and inside the users’ home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinetworktechnologies.com.

Forward Looking Statement
Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors.  We undertake no obligation to update any forward-looking statement to reflect future events. Among those factors are:

•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious and semi-precious metals;
•	general economic and business conditions, especially as they pertain to the telecommunications industry;
•
potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that have been, and may continue to be, impacted by the current economic climate;

•	pressures from customers to reduce pricing without achieving a commensurate reduction in costs;
•
our ability to market and sell products to new markets beyond our principal copper-based telephone operating company (“Telco”) market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	our ability to timely develop products and adapt our products to address technological changes, including changes in our principal market;
•	the ability of our contract manufacturer to obtain raw materials and components used in manufacturing our products;
•	competition in our principal market and new markets into which we have been seeking to expand;
•	our dependence on, and ability to retain, our “as-ordered” general supply agreements with certain of our principal customers and our ability to win new contracts;
•	our dependence on third parties for certain product development;
•
our dependence on products and product components from our China and Mexico contract manufacturer, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs, including wages, and changes in the valuation of the Chinese Yuan and Mexican Peso;

•	weather and similar conditions, including the effect of typhoons or hurricanes on our contract manufacturer’s facilities in China and Mexico, which can disrupt production;
•
the effect of hurricanes in the United States which can affect the demand for our products and the effect of harsh winter conditions in the United States which can temporarily disrupt the installation of certain of our products by Telcos;

•	our ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

Relating to our Recent Acquisitions:
•	our ability to successfully complete the integration of our recently acquired businesses, including their products, sales forces and employees into our business;
•	our ability to retain the general supply agreements of the acquired Porta Copper Products Division with two significant customers;
•	our ability to penetrate the markets and customers of the acquired products with our products, and to penetrate our existing markets with the recently acquired products;
•	our ability to execute our plans with our contract manufacturer to improve gross margins of the products of the acquired Porta Copper Products Division;
•	the stability of the Pound Sterling and Mexican Peso relative to the U.S. dollar exchange rate.

CONTACT:

Tii Network Technologies, Inc.
(631) 789-5000
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-- Statistical Tables Follow --

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Net sales	$14,976	$7,743
Cost of sales	10,393	4,552

Gross profit	4,583	3,191

Operating expenses:
Selling, general and administrative	2,649	2,049
Research and development	663	385
Total operating expenses	3,312	2,434

Operating income	1,271	757

Foreign currency transaction loss	(58)	-
Interest income	-	6

Income before income taxes	1,213	763

Income tax provision	423	300

Net income	$790	$463

Foreign currency translation adjustment	49	-

Comprehensive income	$839	$463

Net income per common share:
Basic	$0.06	$0.03
Diluted	$0.05	$0.03

Weighted average common shares outstanding:
Basic	13,774	13,595
Diluted	15,027	13,982

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)

	March 31, 2011 (unaudited)	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,448	$1,635
Accounts receivable, net of allowance of $149 at March 31, 2011 and December 31, 2010	7,769	8,269
Other receivable	396	396
Inventories, net	18,154	15,737
Deferred tax assets, net	1,995	2,091
Other current assets	454	463
Total current assets	30,216	28,591

Property, plant and equipment, net	9,462	9,350
Deferred tax assets, net	6,169	6,460
Intangible assets, net	2,753	2,822
Goodwill	4,767	4,102
Other assets	48	49
Total assets	$53,415	$51,374

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,467	$8,697
Accrued liabilities	1,910	1,690
Total current liabilities and total liabilities	11,377	10,387

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized; 14,643,172 shares issued and 14,625,535 shares outstanding as of March 31, 2011, and 14,601,322 shares issued and 14,583,685 shares outstanding as of December 31, 2010	147	146
Additional paid-in capital	44,023	43,812
Accumulated deficit	(2,047)	(2,837)
Accumulated other comprehensive income - foreign currency translation	196	147
	42,319	41,268
Less: Treasury shares, at cost, 17,637 common shares at March 31, 2011 and December 31, 2010	(281)	(281)
Total stockholders' equity	42,038	40,987

Total liabilities and stockholders' equity	$53,415	$51,374